Exhibit 99.1

Press Release

April 26, 2016	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Announces Product Line Exit and Previews Key Financial Metrics for the Fourth Quarter and Fiscal Year 2016
MILWAUKEE - April 26, 2016 - Rexnord Corporation (NYSE: RXN) is announcing its decision to exit a product line in its Water Management platform and the contribution of this product line to consolidated operating results in Rexnord’s fiscal year 2016 fourth quarter and full year. Rexnord is also previewing its expectations for certain key financial metrics in its fourth fiscal quarter of 2016. Separately, Rexnord is announcing the planned dates for its fourth quarter and full-year earnings release and subsequent investor conference call.

Rodney Hunt Fontaine (“RHF”) Product Line Exit
As it became clear during the fourth quarter that efforts to transition the RHF flow control gate operations to a less-vertically-integrated operating model would not deliver acceptable near-term and longer-term returns, Rexnord determined to exit this product line.
Rexnord’s original guidance for the fourth quarter of fiscal year 2016 included related RHF revenue and Adjusted EBITDA of approximately $14 million and $0, respectively. Preliminary RHF operating results for the quarter include related revenue of approximately $7 million and a loss of approximately $10 million of Adjusted EBITDA (including expenses triggered by the exit decision). For the full 2016 fiscal year, preliminary RHF operating results include related revenue of approximately $39 million and a loss of approximately $21 million of Adjusted EBITDA (again including exit expenses).
Todd Adams, President and Chief Executive Officer, commented “We would like to thank our dedicated employees for their efforts to develop a sustainable model for RHF going forward, but we are convinced that the planned exit from this non-strategic product line will be in the best interest of Rexnord’s shareholders. In order to provide investors with a more representative view of our operating results, we intend to exclude RHF results from our reporting of year-over-year core growth rates, Adjusted EBITDA, and Adjusted Earnings per Share and from our guidance going forward.”

Fourth Quarter and Full Year Preview
Based on its preliminary review, Rexnord anticipates fourth quarter fiscal 2016 revenue of approximately $492 million, including the approximately $7 million impact of the shortfall in RHF revenue. After excluding the RHF results from our fourth quarter results, we now expect Adjusted EPS will be in a range of approximately $0.35-0.36 and based on approximately 103 million fully diluted shares.
After excluding RHF results from our full-year operating results, Rexnord now anticipates full year fiscal 2016 core growth of approximately minus 3% and Adjusted EPS in a range of $1.45-1.46 based on approximately 103 million of fully diluted shares.
Rexnord ended the year with approximately $484 million of cash and equivalents; Free Cash Flow for fiscal 2016 was approximately $167 million. Reflecting our preliminary estimates for fiscal 2016, our financial leverage ratio was approximately 3.9x at fiscal year end.

Earnings Release Timing
Rexnord plans to release its financial results for the fourth quarter and full year 2016 after the market close on May 18, 2016 and to hold its investor conference call on the following day at 7:00 AM CDT. A live webcast of the call will be available on Rexnord’s investor website (investors.rexnord.com). Details regarding how to access the call via telephone will be issued via press release in early May.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods, and in the case of Adjusted EBITDA, is a measurement with which we must comply under our credit agreement. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2015 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Reconciliation of Preliminary (1) GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

Preliminary Reconciliation of GAAP Earnings per Share to Adjusted Earnings per Share (Unaudited):
	Three Months Ending	Twelve Months Ending
	March 31, 2016	March 31, 2016
GAAP net income per diluted share	$0.00 to $0.01	$0.66 to $0.67
Actuarial loss on pension and postretirement benefit obligations	0.13	0.13
Operating loss of RHF product line (excluding restructuring and other similar charges)	0.10	0.22
Supply chain optimization and footprint repositioning initiatives (2)	0.01	0.02
Restructuring and other similar charges (3)	0.23	0.34
Amortization of intangible assets	0.14	0.56
Other income, net (4)	(0.05)	(0.03)
Tax impact on adjustments	(0.21)	(0.45)
Adjusted net income per diluted share	$0.35 to $0.36	$1.45-$1.46

(2)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

(3)	Includes $13.6 million of impairment related to the RHF product line exit.

(4)
Other income, net includes the impact of foreign currency transactions, sale of property, plant and equipment, and other miscellaneous income and expense, including a fourth quarter recovery of $8.4 million under the Continued Dumping and Subsidy Offset Act.

Preliminary Reconciliation of RHF Loss from Operations to Adjusted EBITDA (Unaudited):

Three Months ended March 31, 2016
	Pre-tax impact	(Benefit) provision for income taxes	Net impact	Impact on diluted earnings per share
Operating loss	$(25.7)	$(9.1)	$(16.6)	$(0.16)
Adjustments:
Restructuring and other similar charges	15.0	5.3	9.7	0.09
Adjusted operating loss	$(10.7)	$(3.8)	$(6.9)	$(0.07)
Depreciation	0.4
Amortization	0.1
Adjusted EBITDA	$(10.2)

Year ended March 31, 2016
	Pre-tax impact	(Benefit) provision for income taxes	Net impact	Impact on diluted earnings per share
Operating loss	$(42.8)	$(15.2)	$(27.6)	$(0.27)
Adjustments:
Restructuring and other similar charges	19.5	6.9	12.6	0.12
Adjusted operating loss	$(23.3)	$(8.3)	$(15.0)	$(0.15)
Depreciation	1.5
Amortization	0.4
Adjusted EBITDA	$(21.4)

(1)	Results above reflect the best estimate as of the date of release and are subject to change upon finalization of our fourth quarter and full-year results.